                                                                     EXHIBIT 2.2



                             STOCK OPTION AGREEMENT


         STOCK OPTION AGREEMENT, dated as of February 21, 2000, by and between Mutual Savings Bank, a mutual savings bank chartered under Chapter 214 of Wisconsin Statutes ("Mutual"), and First Northern Capital Corp., a Wisconsin corporation (the "Company").

         WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Mutual, and OV Corp., a Wisconsin corporation ("Merger Corp."), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger of the Company with and into Merger Corp. (the "Merger"), upon the terms and subject to the conditions thereof.

         WHEREAS, as a condition to Mutual's willingness to enter into the Merger Agreement, Mutual has requested that the Company agree, and the Company has so agreed, to grant to Mutual an option with respect to certain shares of the Company's common stock, par value $1.00 ("Common Stock"), on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, to induce Mutual to enter into the Merger Agreement, and in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                  1. GRANT OF OPTION. Subject to the terms and conditions set forth herein, the Company hereby grants to Mutual an irrevocable option (the "Option") to purchase up to 1,708,675 shares of Common Stock (subject to adjustment as set forth in Section 9 of this Agreement) (the "Option Shares") at a per share purchase price of $9.0375 (subject to adjustment as set forth in Section 9 of this Agreement) (the "Exercise Price"); provided, however, that in no event shall the number of shares for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option.

                  2. EXERCISE OF OPTION. (a) Conditions to Exercise. If the Merger Agreement has not been terminated by the Company pursuant to Section 8.1(c) thereof, Mutual may exercise the Option, in whole or in part, at any time and from time to time, if, but only if both a Triggering Event (as defined below) and an Exercise Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below). Each of the following shall be an "Exercise Termination Event": (i) the Effective Time of the Merger, (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of a Triggering Event; or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of a Triggering Event, provided that if a Triggering Event continues or occurs beyond such termination, the Exercise Termination Event shall be 12 months from the occurrence of the Last Triggering Event but in no event more than 18 months after the First Triggering Event. The "Last Triggering Event" shall mean the latest Triggering Event to occur. The "First Triggering Event" shall mean the first Triggering Event to occur. Mutual's rights under Section 6 shall not terminate upon expiration of the right to exercise the Option pursuant to this
Section 2, but shall continue until such rights may otherwise terminate in accordance with the terms of Section 6. Any date Mutual exercises its rights under Section 6 shall be referred to herein as an "Election Date." Notwithstanding the expiration of the Option, Mutual shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the occurrence of an Exercise Termination Event. Any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including the Home Owners' Loan Act of 1933 and the Regulations of the Office of Thrift Supervision ("OTS") promulgated thereunder (together, "HOLA").

                           (b)      Triggering Event.  The term "Triggering
Event" shall mean any of the following events or transactions occurring after the date hereof:

                                    (i)    The Company or its wholly-owned
         subsidiary, First Northern Savings Bank, SA, a state chartered savings and loan association ("Bank"), without having received Mutual's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement shall have the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, and the rules and regulations thereunder) other than Mutual or any of its affiliates, or the Board of Directors of the Company shall have recommended that the shareholders of the Company approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger, consolidation, share exchange, or similar business combination transaction, involving the Company or Bank, (y) a purchase, lease or other acquisition of 10% or more of the assets of the Company or Bank, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the Company or Bank.

                                    (ii)   Any person other than Mutual or an
         affiliate of Mutual shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or commenced a tender offer or exchange offer for, 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder);

                                    (iii)  Any person other than Mutual or an
         affiliate of Mutual shall have made a bona fide proposal to the Company or Bank by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

                                    (iv)   After a proposal is made by a third
         party to the Company or Bank to engage in an Acquisition Transaction, the Company shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would


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



         entitle Mutual to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

                                    (v)    Any person other than Mutual or an
         affiliate of Mutual, other than in connection with a transaction to which Mutual has given its prior written consent, shall have filed an application or notice with the OTS or the Federal Deposit Insurance Corporation ("FDIC") or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

                           (c)      Exercise Event.  The term "Exercise Event"
shall mean either of the following events or transactions occurring after the date hereof:

                                    (i)    The acquisition by any person of
         beneficial ownership of 20% or more of the then outstanding Common Stock without giving effect to any shares subject to or issued pursuant to the Option; or

                                    (ii)   The occurrence of the Triggering
         Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) shall be 20%.

                           (d)      Notice by Company of Triggering and Exercise
Events. The Company shall notify Mutual promptly in writing of the occurrence of any Triggering Event or Exercise Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of Mutual to exercise the Option.

                           (e)      Exercise Procedures and Closing.  In the
event Mutual wishes to exercise the Option, it shall send to the Company a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that, if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction or consummation has expired or been terminated; and provided further, without limiting the foregoing, that if prior notification to or approval of the OTS, the FDIC or any other regulatory authority is required in connection with such purchase, Mutual shall promptly file the required notice or application for approval and shall expeditiously process the same (and the Company shall fully cooperate with Mutual in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained, and in either event, any requisite waiting period has passed.



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



                           (f)      Termination of Exercise Election.
Notwithstanding Section 2(e), in no event shall any Closing Date be more than 18 months after the related Notice Date, and if the Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired. In the event (i) Mutual receives official notice that an approval of the OTS, the FDIC or any other regulatory authority required for the purchase of Option Shares would not be issued or granted or (ii) a Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, Mutual shall be entitled to exercise its rights as set forth in Section 6 or to exercise the Option in connection with the resale of Common Stock or other securities pursuant to a registration statement as provided in Section 7.

                  3. PAYMENT AND DELIVERY OF CERTIFICATES. (a) Payment of Exercise Price. On each Closing Date, Mutual shall pay to the Company in immediately available funds by wire transfer to a bank account designated by the Company an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased on such Closing Date.

                           (b)      Issuance of Certificates.  At each Closing,
simultaneously with the delivery of immediately available funds as provided in
Section 3(a), the Company shall deliver to Mutual a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, except as provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL"), and Mutual shall deliver to the Company a letter, in customary form, agreeing that Mutual shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement.

                           (c)      Certificate Legend.  Certificates for the
Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

                  THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF FEBRUARY 21, 2000. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY SELLER OR A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Mutual shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.



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



                  4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Mutual that:

                     (a) Corporate Status and Authority. The Company is a corporation duly organized, validly existing and in active status under the laws of the State of Wisconsin and has the corporate power and authority to enter into this Agreement, and subject to any regulatory approvals referred to herein (and, with respect to Section 6 of this Agreement only, to the provisions of Section 180.0640 of the WBCL, if applicable), to consummate the transactions contemplated hereby.

                     (b)      Due Authorization.  The execution and
delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby.

                     (c) Enforceability. This Agreement has been duly executed and delivered by the Company, constitutes a valid and binding obligation of the Company and, assuming this Agreement constitutes a valid and binding obligation of Mutual, is enforceable against the Company in accordance with its terms.

                     (d)      Authority and Validity of Option Shares.
The Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Option, and at all times from the date hereof through the expiration of the Option will have reserved, authorized and unissued shares of Common Stock equal to the number of outstanding Option Shares as adjusted pursuant to Section 9 hereof, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, except as provided in Section 180.0622(2)(b) of the WBCL.

                     (e) Absence of Liens on Option Shares. Upon delivery of the Option Shares to Mutual upon the exercise of the Option, Mutual will acquire the Option Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

                     (f) No Conflict. The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") of the Company or any of its Subsidiaries, which Violation would have a Material Adverse Effect on the Company or Mutual.



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                  5. REPRESENTATIONS AND WARRANTIES OF MUTUAL. Mutual represents and warrants to the Company that:

                     (a) Corporate Status and Authority. Mutual is a mutual savings bank duly organized, validly existing and in good standing under Chapter 214 of the Wisconsin Statutes and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

                     (b)      Due Authorization.  The execution and
delivery of this Agreement by Mutual and the consummation by Mutual of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Mutual and no other corporate proceedings on the part of Mutual are necessary to authorize this Agreement or any of the transactions contemplated hereby.

                     (c) Enforceability. This Agreement has been duly executed and delivered by Mutual and constitutes a valid and binding obligation of Mutual, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against Mutual in accordance with its terms.

                  6. TERMINATION ELECTION BY MUTUAL.

                     (a) Termination Fee. At the request of Mutual at any time (i) commencing upon the first occurrence of an Exercise Event and ending upon the occurrence of an Exercise Termination Event or (ii) prior to or on the 30th business day following the occurrence of either of the events set forth in clauses (i) and (ii) of Section 2(f), the right to exercise the Option pursuant to Section 2 hereof, to the extent not exercised, shall terminate and the Company (or any successor entity thereof) shall pay to Mutual the Termination Fee. The Termination Fee (the "Termination Fee") shall be equal to the excess, if any, of (x) the Applicable Price (as defined below) for each share of Common Stock over (y) the Exercise Price, multiplied by the number of Option Shares with respect to which the Option has not been exercised and, where the Option has been exercised, in whole or in part, but the Closing Date has not occurred, the number of Option Shares which would have been distributed at the Closing Date. However, in no event shall the Termination Fee exceed $12.0 million.

                     (b)      Payment of Termination Fee.  If Mutual
exercises its rights under this Section 6, the Company shall, within 20 business days after such Election Date, pay the Termination Fee to Mutual in immediately available funds, and, as of the date of and upon such payment, the right to exercise the Option pursuant to Section 2 hereof shall terminate. Notwithstanding the foregoing, to the extent that prior notification to or approval of the OTS, the FDIC or other regulatory authority is required in connection with the payment of all or any portion of the Termination Fee, the Company shall deliver from time to time that portion of the Termination Fee that it is not then so prohibited from paying and shall promptly file the required notice or application for approval and shall expeditiously process the same (and Mutual shall cooperate with the Company in the filing of any such notice or application and the obtaining of


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



any such approval), and the period of time that otherwise would run pursuant to the preceding sentence for the payment of the portion of the Termination Fee requiring such notification or approval shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have expired. If the OTS, the FDIC or any other regulatory authority prohibits payment of any part of the Terminate Fee, the Company shall promptly give notice of such fact to Mutual and Mutual shall thereafter have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at such Election Date less the number of shares as to which a Termination Fee has been delivered pursuant to
Section 6(a); provided that, if the Option shall have expired pursuant to
Section 2 hereof prior to the date of such notice or shall be scheduled to expire at any time before the expiration of a period ending on the thirtieth
(30th) business day after such date, Mutual shall nonetheless have the right so to exercise the Option pursuant to Section 2 hereof until the expiration of such period of 30 business days.

                     (c)      Applicable Price.  For purposes of this
Agreement, the "Applicable Price" means the highest of (i) the highest price per share at which a tender or exchange offer has been made for shares of Common Stock after the date of this Agreement and on or prior to such Election Date,
(ii) the price per share to be paid by any third party for shares of Common Stock or the consideration per share to be received by holders of Common Stock, in each case pursuant to an agreement for a merger or other business combination transaction with the Company entered into on or prior to such Election Date or
(iii) the highest bid price per share as quoted on the NASDAQ/NMS (or, if the shares of Common Stock are no longer quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the 30 business days preceding such Election Date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an investment banking firm selected by Mutual and reasonably acceptable to the Company, which determination shall be conclusive for all purposes of this Agreement.

                  7. REGISTRATION RIGHTS. The Company shall, if requested by Mutual at any time and from time to time (a) within three years of the first exercise of the Option or (b) for 30 business days following the occurrence of either of the events set forth in clauses (i) and (ii) of Section 2(f) or receipt by Mutual of official notice that an approval of the OTS, the FDIC or any other regulatory authority required to complete the transactions contemplated by Section 6 hereof would not be issued or granted, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Common Stock or other securities that have been acquired by or are issuable to Mutual upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Mutual, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. Mutual agrees to use all reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to


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such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall own beneficially 5% or more of the then outstanding voting power of the Company. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 120 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. In the event that Mutual requests the Company to file a registration statement following the failure to obtain a required approval for an exercise of the Option as described in Section 2(f), the closing of the sale or other disposition of Common Stock or other securities pursuant to such registration statement shall occur substantially simultaneously with the exercise of the Option. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 days in the aggregate if the Board of Directors of the Company shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company, provided that the option/exercise period shall be extended during any such period. Any registration statement prepared and filed under this
Section 7, and any sale covered thereby, shall be at the Company's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursement of Mutual's counsel related thereto. Mutual shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 7, the Company effects a registration under the Securities Act of Common Stock for its own account or for any other shareholders of the Company (other than on Form S-4 or Form S-8, or any successor form), it shall allow Mutual the right to participate in such registration, and such participation shall not affect the obligation of the Company to effect two registration statements for Mutual under this Section 7; provided that, if the managing underwriters of such offering advise the Company in writing that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, the Company shall include the shares requested to be included therein by Mutual only to the extent permitted by the managing underwriters consistent with the financing requirements of the Company. In connection with any registration pursuant to this Section 7, the Company and Mutual shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

                  8. VOTING OF OPTION SHARES. Subject to restrictions imposed under the WBCL, if any, Mutual shall have the right to vote any Option Shares acquired by it pursuant to this Agreement in any manner it deems appropriate, as determined in its sole discretion. Prior to exercise of the Option, Mutual shall have no rights to vote any shares or have any other rights as a shareholder of First Northern.

                  9. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. Without limitation to any restriction on the Company contained in this Agreement or in the Merger Agreement, in the


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



event of any change in Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, or the sale of Common Stock or the grant of any option for the purchase of Common Stock to anyone other than Mutual, the type and number of shares or securities subject to the Option, and the Exercise Price provided in
Section 1, shall be adjusted appropriately to restore to Mutual its rights hereunder, including the right to purchase from the Company (or its successors) shares of Common Stock representing 19.9% of the outstanding Common Stock, without giving effect to any shares subject to or issued pursuant to the Option, for the aggregate price calculated as of the date of this Agreement by multiplying the number of Option Shares set forth in Section 1 by the per share Exercise Price set forth in Section 1.

                  10. OTHER AGREEMENTS OF THE COMPANY. (a) The Company agrees:
(i) that it shall at all times until the termination of this Agreement have reserved for issuance upon the exercise of the Option that number of authorized and reserved shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder; (ii) that it will not, by amendment of its articles of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company; (iii) promptly to take all action as may from time to time be required (including complying with all applications, premerger notification, reporting and waiting period requirements specified in federal or state law or regulations necessary before the Option may be exercised, cooperating with Mutual in preparing such applications or notices and providing such information to each such governmental authority as it may require) in order to permit Mutual to exercise the Option and the Company duly and effectively to issue shares of Common Stock pursuant to this Agreement; and (iv) to promptly take all action provided in this Agreement to protect the rights of Mutual against dilution.

                      (b)      This Agreement (and the Option granted
hereby) is exchangeable, without expense, at the option of Mutual, upon presentation and surrender of this Agreement at the principal office of the Company, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth in this Agreement, in the aggregate the same number of shares of Common Stock purchasable under this Agreement. The terms "Agreement" and "Option" as used in this Agreement include any agreements and related options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute a contractual obligation on the part of the Company which is no greater than the contractual obligations provided in this Agreement; provided, however, that such obligation shall be offset by any rights enforceable by anyone with respect to the Agreement so lost, stolen, destroyed or mutilated.


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



                  11. BINDING EFFECT; ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement or the Merger Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. However, upon a Triggering Event, Mutual may freely assign the Option, and freely assign its rights and obligations under this Agreement. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Option Shares sold by Mutual in compliance with the provisions of Section 7 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement.

                  12. SPECIFIC PERFORMANCE. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate or irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

                  13. ENTIRE AGREEMENT. This Agreement and the Merger Agreement (including the exhibits and schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

                  14. FURTHER ASSURANCES. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary or in order to consummate the transactions contemplated hereby.

                  15. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason such court or regulatory agency determines that the Option does not permit Mutual to acquire, or does not require the Company to comply with Section 6 hereof with respect to the full number of shares of Common Stock as provided in Sections 2 and 6 (as adjusted pursuant to Section 9), it is the express intention of the Company to allow Mutual to acquire or require the Company to comply with Section 6 hereof with respect to such lessor number of shares as may


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



be permissible without any amendment or modification hereof. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

                  16. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, or
(ii) sent by reputable overnight courier service, or (iii) telecopied (receipt electronically confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  A.       If to Mutual, to:

                                    Mutual Savings Bank
                                    Attn:  Michael T. Crowley, Jr.
                                    President and Chief Executive Officer
                                    4949 West Brown Deer Road
                                    Milwaukee, WI  53223
                                    Fax No.:  (414) 362-6195

                           with a copy to:

                                    Quarles & Brady LLP
                                    Attn: James D. Friedman, Esq.
                                    411 East Wisconsin Avenue
                                    Milwaukee, WI  53202-4497
                                    Fax No.:  (414) 271-3552

                  B.       If to the Company, to:

                                    First Northern Capital Corp.
                                    Attn: Michael D. Meeuwsen
                                    201 N. Monroe Avenue
                                    Green Bay, WI 54305
                                    Fax No.:  (920) 436-1468

                           with a copy to:

                                    Schiff Hardin & Waite
                                    Attn: Christopher J. Zinski, Esq.
                                    6600 Sears Tower
                                    Chicago, IL 60606
                                    Fax No.:  (312) 258-5600

                  17. GOVERNING LAW; CHOICE OF FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to agreements made and to be performed within such State.

                  18. INTERPRETATION. When a reference is made in this Agreement to a Section such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Capitalized terms used in this Agreement which are not specifically defined herein shall have the meanings ascribed to them in the Merger Agreement.

                  19. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement or herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                  20. EXTENSION OF TIME PERIODS. The time periods for exercise of certain rights under the Agreement shall be extended to the extent necessary to avoid any liability under Section 16(b) of the Exchange Act by reason of such exercise.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                 MUTUAL SAVINGS BANK


                                 By:       /s/  Michael T. Crowley, Jr.
                                          --------------------------------------
                                          Michael T. Crowley, Jr.
                                          President and Chief Executive Officer


                                 Attest:

                                  /s/  Eugene H. Maurer, Jr.
                                 -----------------------------------------------
                                 Eugene H. Maurer, Jr.
                                 Secretary


                                 FIRST NORTHERN CAPITAL CORP.


                                 By:       /s/  Michael D. Meeuwsen
                                    --------------------------------------------
                                          Michael D. Meeuwsen, President


                                 Attest:

                                  /s/  Marla J. Carr
                                 -----------------------------------------------
                                 Marla J. Carr, Secretary